Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
MASIMO CORPORATION
MASIMO SEMICONDUCTOR, INC.
SPIRE CORPORATION
AND
SPIRE SEMICONDUCTOR, LLC
DATED AS OF MARCH 9, 2012

TABLE OF CONTENTS

1	Sale and Purchase of Assets and Liabilities	1
2	Purchase Price	5
2.1	Payment of Purchase Price to Company	5
2.2	Possession	7
2.3	Sales, Use and Transfer Tax	7
2.4	Allocation of Purchase Price and Adjustments	8
3	Closing	8
4	Representations and Warranties of the Company and the Transferring Subsidiary	8
4.1	Title to Assets	8
4.2	Organization, Good Standing and Authority	8
4.3	Execution and Delivery	9
4.4	No Conflicts	10
4.5	Corporate Records	10
4.6	Financial Statements	10
4.7	No Undisclosed Liabilities	10
4.8	Absence of Certain Changes	10
4.9	Property; Encumbrances	11
4.10	Condition of Assets	11
4.11	Condition of Real Property	11
4.12	Subleases	11
4.13	Inventories; Furniture, Fixtures, and Equipment	12
4.14	Intellectual Property and Proprietary Rights	12
4.15	Insurance	13
4.16	Guaranties	14
4.17	Judgments; Litigation	14
4.18	Government Payments	14
4.19	Employee Benefit Matters	15
4.20	Permits, Licenses, etc	15
4.21	Regulatory Filings	16
4.22	Consents	16
4.23	Purchased Contracts; No Defaults	16
4.24	Employee Matters	16
4.25	Affiliations	17
4.26	Principal Customers and Suppliers	18
4.27	Compliance with Law	19
4.28	Product Liability and Product Warranty	19
4.29	Hazardous Materials	19
4.30	Import/Export Laws	20

4.31	Brokers' Fees	20
4.32	Certain Payments	20
4.33	Absence of Restrictions on Business Activity	20
4.34	Receivables	21
4.35	Manufacturing Matters	21
4.36	Government Furnished Equipment	21
4.37	Government Contracting	21
4.38	Fair Consideration; No Fraudulent Conveyance	23
4.39	Disclosure	23
5	Representations and Warranties of Masimo	23
5.1	Organization; Good Standing; Authority	23
5.2	Execution and Delivery	23
5.3	No Conflicts	24
5.4	Consents	24
5.5	Litigation	24
5.6	Broker's Fees	24
5.7	Financing	24
6	[RESERVED]	24
7	Covenants	24
7.1	Further Assurances	24
7.2	Expenses	25
7.3	No Public Announcements	25
7.4	Notices of Certain Events	25
7.5	Post-Closing Operations	26
7.6	Bulk Sales	26
7.7	Novation of Government Contracts	26
8	Conditions Precedent to Closing	27
8.1	Conditions of Parent and the Company	27
8.2	Conditions of Masimo	27
8.3	Conditions of Spire	29
9	Amendment and Waiver	30
9.1	Amendment	30
9.2	Waiver	30
10	Indemnification	30
10.1	Survival Provisions	30
10.2	Indemnification	31
10.3	Limitation of Indemnification	31
10.4	Notice and Determination of Claims	31
10.5	Third Party Claims	32
10.6	Procedures for Non-Third Party Claims and Escrow	33

10.7	Exclusive Remedy	34
10.8	Diminution of Value	34
11	Covenants Not to Compete, Non-Solicitation and Confidentiality	34
11.1	Covenant Not To Compete	34
11.2	Confidential Information of the Business	34
11.3	Covenant not to Sue	35
11.4	Severability	35
11.5	Specific Performance	35
12	General Provisions	35
12.1	Notices	35
12.2	Severability	36
12.3	Third Party Rights	36
12.4	Entire Agreement	36
12.5	Successors and Assigns	37
12.6	Counterparts	37
12.7	Recitals, Exhibits, Annexes and Schedules	37
12.8	Knowledge	37
12.9	Construction	37
12.10	Governing Law; Venue	38
12.11	WAIVER OF JURY TRIAL	38
12.12	Attorneys' Fees	39
12.13	No Reliance	39

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made and entered into as of March 9, 2012 (this “Agreement”), by and among MASIMO CORPORATION, a Delaware corporation (“Parent”), MASIMO SEMICONDUCTOR, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Masimo Subsidiary” and, together with Parent, hereinafter referred to as “Masimo”), and SPIRE CORPORATION, a Massachusetts corporation (the “Company”), and SPIRE SEMICONDUCTOR, LLC, a Delaware limited liability company (the “Transferring Subsidiary” and, together with the Company, hereinafter referred to as “Spire”).
RECITALS
A.    The Transferring Subsidiary provides semiconductor foundry services, operates a semiconductor foundry and fabrication facility and is engaged in the business of wafer epitaxy, foundry services, and device fabrication for the defense, medical, telecommunications and consumer products markets (the “Business”).
B.    The Company and the Transferring Subsidiary are the owners of certain Assets used in the Business.
C.    The Company and the Transferring Subsidiary desire to sell, and Masimo desires to purchase, the Assets.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:
1.    Sale and Purchase of Assets and Liabilities.
(a)    Assets Acquired. Upon the terms and subject to the conditions of this Agreement, at the Closing, Masimo Subsidiary shall purchase (i) from the Company, and the Company shall sell, assign, transfer, convey and deliver to Masimo Subsidiary, all of the Company’s right, title and interest in, under and to all of the property, rights, assets, contracts and claims (other than the Excluded Assets) used, held for use or intended for use in, or that arise out of, the Business, and (ii) from the Transferring Subsidiary, and the Transferring Subsidiary shall sell, assign, transfer, convey and deliver to Masimo Subsidiary, all of the Transferring Subsidiary’s right, title and interest in, under and to all of the property, rights, assets, contracts and claims (other than the Excluded Assets) used, held for use or intended for use in, or that arise out of, the Business, which include the following assets (all assets described in clauses (i) and (ii) being collectively referred to herein as the “Assets”):
(i)    Intellectual Property Rights. All designs, tooling, patents, patent applications, rights to sue for infringements of patents, claims for damages and all remedies arising out of any violation of rights assigned hereby that may have accrued prior to the date of assignment to Masimo Subsidiary, including without limitation, the patents, copyrights, copyright registrations and applications, trade secrets, know how, together with any rights at common law directly arising therefrom, computer software, licenses with respect to any of the foregoing and other intellectual property rights used or proposed to be used in connection with the Business, substantially all of which are listed on Schedule 1(a)(i) (the “Intellectual Property Rights”);
(ii)    Vendor and Customer Lists. All vendor and customer lists or other documents used in the Business, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;
(iii)    Accounts Receivable. All accounts, notes and other receivables used or held for use by Transferring Subsidiary or, in connection with the Business, the Company (the “Accounts Receivable”);
(iv)    Purchased Contracts. All contracts, instruments, agreements, commitments or other understandings or arrangements attributable or relating to the Business, the Assets or the Assumed Liabilities, substantially all of which are listed on Schedule 1(a)(iv) (the “Purchased Contracts”);
(v)    Records and Documentation. Originals or copies of all designs, drawings, business and financial records, files, books and form contracts (electronic or otherwise) specifically relating to the Assets described in the other clauses of this Section 1(a) or to the Assumed Liabilities, including, but not limited to, books and records, if any, which reflect the principal terms of each Purchased Contract, it being understood that Spire may retain copies of such records and documentation for internal purposes;
(vi)    Permits. All consents, licenses, permits, grants, approvals or authorizations of any Governmental Entity and the like owned, held or utilized in the operation of the Business, substantially all of which are listed on Schedule 1(a)(vi) (the “Permits”);
(vii)    Inchoate Rights. All rights, claims, credits, causes of action or rights of set-off with respect to or arising out of (A) the Assets, or (B) the Assumed Liabilities;
(viii)    Inventory. All items of inventory used by Spire in connection with the Business (the “Inventory”), substantially all of which are listed on Schedule 1(a)(viii);
(ix)    Furniture, Fixtures, Equipment, etc. All tangible personal property that is, or as of December 31, 2011, was, located at Spire’s Hudson, New Hampshire facility, including items of furniture, fixtures, leasehold improvements, tooling, manufacturing and other equipment, vehicles, computers, software, photocopy machines and office supplies used in the Business, whether owned or leased (“Furniture, Fixtures and Equipment”), substantially all of which are listed on Schedule 1(a)(ix);
(x)    Prepaids. All prepayments and other prepaid expenses to the extent related to the Business;

(xi)    Telephone Numbers. All telephone and facsimile numbers used in the operation of the Business at Spire’s Hudson, New Hampshire facility;
(xii)    Other Items of Property. All other items of property, supplies or other assets other than the Excluded Assets, which are used by Spire in connection with the Business to the extent that Spire has any rights or interests therein including, but not limited to, those listed on Schedule 1(a)(xii);
(xiii)    Insurance. All claims, demands, causes of action, choses in action, rights of recovery, rights of set off, rights of recoupment, rights to payment or to enforce payment and rights to insurance proceeds related to the Business; and
(xiv)    Goodwill. All goodwill associated with the Business and any of the assets, properties and rights set forth above.
(b)    Excluded Assets. Spire shall not sell, assign, transfer or convey to Masimo, and Masimo shall not purchase (i) the corporate or limited liability company minute books, corporate or limited liability company charter, qualifications to conduct business as foreign corporations or limited liability companies, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents relating to the organization, maintenance, and existence of the Company or the Transferring Subsidiary, in each case as a corporation or limited liability company, as applicable, (ii) any of the rights of the Company or the Transferring Subsidiary under this Agreement or any other agreement entered into in connection with this Agreement, (iii) any Benefit Plans or any rights, contracts, or agreements associated therewith, (iv) tax credits or tax losses, (v) bank accounts or other depository accounts of the Company or the Transferring Subsidiary, (vi) any security deposits associated with Real Property Leases, (vii) all insurance policies, (viii) all tax records of the Transferring Subsidiary and the Company, or (ix) any of the assets used in the Business set forth on Schedule 1(b) (the “Excluded Assets”).
(c)    Liabilities Assumed by Masimo Subsidiary. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by the Company and the Transferring Subsidiary herein, effective as of the Closing Date, Masimo Subsidiary shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only (collectively, the “Assumed Liabilities”): (i) liabilities reflected on the balance sheet of the Business as of the Closing Date, excluding the Excluded Liabilities; and (ii) liabilities and obligations arising pursuant to the Purchased Contracts that are specifically set forth on Schedule 1(a)(iv), excluding any liability arising out of a breach or default (including, without limitation, a payment default or payment obligation) by the Company or the Transferring Subsidiary occurring on or prior to the Closing Date with respect to any such Purchased Contract. Notwithstanding anything herein to the contrary, the total value of the liabilities assumed by Masimo shall not exceed $500,000 without adjustment of the Purchase Price pursuant to Section 2.1(a)(ii) below. In the event that the value of the Assumed Liabilities, other than liabilities and obligations incurred by Masimo Subsidiary under the Purchased Contracts after the Closing Date, exceeds $500,000 as of the Closing Date, the excess shall be deemed “Excess Liabilities.”
(d)    Excluded Liabilities. Except as set forth in Section 1(c), Masimo shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of the Company or the Transferring Subsidiary (whether known or unknown, contingent or absolute) (collectively, the “Excluded Liabilities”), including, without limitation, liability for:
(i)    Government Payments including deductions at source and withholdings for periods prior to the Closing Date, except to the extent included in the Closing Balance Sheet but subject to the limitation in the last sentence of Section 1(c);
(ii)    defaults and payment obligations under contracts resulting from events or occurrences arising prior to the Closing Date, except to the extent included in the Closing Balance Sheet but subject to the limitation in the last sentence of Section 1(c);
(iii)    Indebtedness;
(iv)    any litigation or claims by a Governmental Entity or otherwise arising from activity occurring on or prior to the Closing Date;
(v)    any obligations under contracts of the Company or the Transferring Subsidiary that are not Purchased Contracts, except to the extent included in the Closing Balance Sheet or incurred by Masimo Subsidiary after the Closing date, but subject to the limitation in the last sentence of Section 1(c);
(vi)    the Company’s and the Transferring Subsidiary’s expenses arising from or relating to the transactions contemplated by this Agreement, including without limitation attorneys’ fees, accounting fees and investment banking fees;
(vii)    obligations of the Company or the Transferring Subsidiary with respect to employees, including the Transferred Employees, relating to the period prior to or on the Closing Date, including (A) accrued vacation, salary, compensation, benefits or other rights, (B) all notices of termination of employment, indemnities in lieu of notice, severance pay or change-of-control awards owed to such employees as a result of their termination of employment, or (C) with respect to the Benefit Plans,
(viii)    any liability arising from or in connection with any product manufactured or sold by Spire prior to the Closing Date, except to the extent expressly assumed under Section 1(a)(iv) or included in the Closing Balance Sheet but subject to the limitation in the last sentence of Section 1(c);
(ix)    any litigation or claims of any kind by a stockholder, member or manager or former stockholder, member or manager of the Company or the Transferring

Subsidiary against the Company, the Transferring Subsidiary or any of their respective Affiliates; and
(x)    any liability arising from a violation by Spire of any law, rule or regulation of any jurisdiction.
“Indebtedness” means, with respect to the Company, the Transferring Subsidiary and their respective Affiliates, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles in the United States (“GAAP”); (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any indebtedness or other amounts owing to any of the Company’s or the Transferring Subsidiary’s stockholders, members or managers or their Affiliates; (e) guaranties securing indebtedness for borrowed money; (f) earn-outs or other contingent obligations to third parties related to acquisitions; (g) all indebtedness secured by any lien, security interest, charge, prior claim, hypothec, restriction or encumbrance of any kind (a “Lien”) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; and (h) all indebtedness not reflected in the Financial Statements.
“Affiliate” shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.
“Government Payments” means (A) any and all federal, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (B) any liability for the payment of any amounts of the type described in (A) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Government Payments of a predecessor entity.
2.    Purchase Price.
2.1    Payment of Purchase Price to Company.

(a)    The aggregate purchase price for the Assets is $8,000,000:
(i)    less any cash, cash equivalents, or accounts receivable related to the Business, measured as of the Closing Date, retained by Spire or its Affiliates (the “Retained Assets”);
(ii)    less any Excess Liabilities actually assumed by Masimo;
(iii)    plus or minus, as applicable, any adjustment pursuant to Section 2.1(e); and
(iv)    plus the amount of the Assumed Liabilities.
The amount as calculated pursuant to this Section 2.1(a) is referred to herein as the “Purchase Price”.
(b)    The Company shall deliver to Masimo, on or before March 6, 2012, a preliminary balance sheet of the Business as of February 29, 2012 prepared in good faith in accordance with GAAP (the “Preliminary Balance Sheet”). Based on such Preliminary Balance Sheet, the Company shall identify (i) which of the items described in Section 2.1(a)(i) above it intends to retain at Closing (the amount of such items, the “Preliminary Retained Assets”), and (ii) the amount by which the total value of the liabilities shown on the Preliminary Balance Sheet to be assumed by Masimo exceeds $500,000 (the “Preliminary Excess Liabilities”). The Company shall also calculate a preliminary estimate of the Straddle-Period Expenses as set forth in Section 2.1(e) and identify whether the net amount of such expenses shall be charged to Masimo or the Company (such amounts, the “Preliminary Straddle-Period Expenses”). Masimo shall have the right to review and comment on the amounts calculated in accordance with this Section 2.1(b) and the proposed allocation of Preliminary Straddle-Period Expenses, and the Company and Masimo shall agree on such amounts in good faith on or prior to the Closing Date. The “Preliminary Purchase Price” shall be equal to $8,000,000, less the Preliminary Retained Assets, less the Preliminary Excess Liabilities, plus or minus, as the case may be, the Preliminary Straddle-Period Expenses.
(c)    At the Closing, Masimo shall deliver as payment on account of the Purchase Price: (i) ninety percent (90%) of the Preliminary Purchase Price (the “Closing Payment”), which will be paid to the Company by wire transfer of immediately available funds pursuant to written transfer instructions delivered to Masimo by the Company at least three (3) business days prior to the Closing, and (ii) ten percent (10%) of the Preliminary Purchase Price (the “Escrow Fund”), which will be paid by wire transfer to JPMorgan Chase Bank, NA (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of EXHIBIT A attached hereto (the “Escrow Agreement”). The Escrow Fund shall be held pursuant to the provisions of the Escrow Agreement and will be held by the Escrow Agent as collateral and partial security to secure the rights of the Masimo Indemnitees under Section 10. The Escrow Fund shall be held by the Escrow Agent until 11:59 p.m. Pacific time on the date that is fifteen (15) months after the Closing Date (the “Escrow Period”); provided, however, that in the event any Masimo Indemnitee has made a claim under Section 10 prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of the Escrow Agreement, the Escrow Period shall continue in respect of that portion of the Escrow Fund subject to the claim (and the Escrow Agent will continue to hold such portion of the Escrow Fund in escrow) until such claim is fully and finally resolved.
(d)    Not more than thirty (30) days after the Closing, the Company shall prepare in good faith a final balance sheet of the Business as of the Closing (the “Estimated Closing Balance Sheet”) and, based on such Estimated Closing Balance Sheet, shall calculate the amounts of the Retained Assets, the Excess Liabilities, the Straddle-Period Expenses and the Purchase Price. The Company shall deliver such Estimated Closing Balance Sheet along with the calculations described in this Section 2.1(d) to Masimo promptly thereafter. Masimo shall have thirty (30) days to review such Estimated Closing Balance Sheet and the calculations described herein. During such thirty (30) day period, the Company shall provide promptly to Masimo all information and reasonable access to employees as Masimo shall reasonably request in connection with the review of the Estimated Closing Balance Sheet, including all work papers of the Company who prepared or reviewed such Estimated Closing Balance Sheet. If within such thirty (30)-day period, Masimo has not disputed such Estimated Closing Balance Sheet or the calculations described therein, such Estimated Closing Balance Sheet and the calculations therein shall be final for all purposes of this Agreement and the Escrow Agreement and such Estimated Closing Balance Sheet shall be deemed the “Closing Balance Sheet.” If, and to the extent that Masimo disputes any amounts in good faith, Masimo and the Company shall meet and jointly discuss such disputes and work in good faith to come to a mutually agreed upon resolution. Upon the final resolution of such matter, the Estimated Closing Balance Sheet and calculations derived therefrom, reflecting any revisions mutually agreed upon, shall be deemed the “Closing Balance Sheet” and final for all purposes of this Agreement. Upon the final agreement by the Company and Masimo on the Closing Balance Sheet and the determination of the Retained Assets, the Excess Liabilities, the Straddle-Period Expenses and the Purchase Price, the parties shall determine the difference between the Preliminary Purchase Price and the Purchase Price. To the extent that the Purchase Price exceeds the Preliminary Purchase Price, Masimo shall make payment of such amount to the Company within five (5) business days. To the extent that the Preliminary Purchase Price exceeds the Purchase Price, the Company shall make payment of such amount to Masimo within five (5) business days. Such amount shall be paid by wire transfer of immediately available funds to an account designated by the Company or Masimo, as the case may be, at least one (1) day prior to such payment being made.
(e)    Government Payments and other expense items such as rent, utilities and similar expenses with respect to the Assets or the Business that relate to a period beginning on or before the Closing Date and ending after the Closing Date are considered “Straddle-Period Expenses” and shall be apportioned among the parties such that Spire shall be liable for that portion of such Straddle-Period Expenses relating to, or arising in respect of, periods through the Closing Date, and Masimo shall be liable for that portion of such Straddle-Period Expenses relating to, or arising in respect of, periods after Closing Date. Such expenses shall be apportioned between Spire and Masimo pursuant to Schedule 2.1(e) and shall be taken into account in the Purchase Price adjustments under this Section 2.1. To the extent the amounts of any such pro-ratable items are not finally known at the time of the Closing, appropriate settlement shall be made within ten (10) days after the amount of any such item is finally known and determined. Any adjustment to the Purchase

Price shall be paid solely in cash.
2.2    Possession. The assignment to Masimo Subsidiary of Spire’s rights, title and interest in and to the Assets, and the transfer of the Assumed Liabilities to Masimo Subsidiary, will be effective as between Spire and Masimo Subsidiary as of the close of business (Pacific Time) on the Closing Date.
2.3    Sales, Use and Transfer Tax. The Company and Masimo each shall be responsible for fifty percent (50%) of any documentary transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.
2.4    Allocation of Purchase Price and Adjustments. Schedule 2.4 sets forth the methodology by which the allocation of the Purchase Price among the Assets for tax purposes shall be prepared. Within sixty (60) days after the Closing, Masimo shall provide the Company with a proposed allocation of the Purchase Price in relation to the Assets (the “Allocation”), which shall be based on and consistent with Schedule 2.4. Such Allocation shall provide the consideration payable in respect of such Assets. Upon receipt by the Company, the Company shall have thirty (30) days to review and comment on the Allocation. If within such thirty (30)-day period, the Company has not disputed such Allocation, such Allocation shall be final for all purposes and binding on the parties. To the extent that the Company disputes the Allocation in good faith within such thirty (30)-day period, the parties shall meet and jointly discuss such disputes and work in good faith to come to a mutually agreed upon resolution. In the event the parties fail to reach a mutually agreed upon resolution within thirty (30) days after the Company first provides Masimo with notice that it disputes the Allocation, the parties shall jointly engage an independent registered public accounting firm (the “Independent Accountant”) which shall be independent from each of Masimo and Spire and mutually agreeable to the parties to determine the Allocation. The Allocation, as determined by the Independent Accountant using the methodology set forth on Schedule 2.4, shall be deemed final for all purposes and binding on the parties. Each party agrees that it will not, in its Government Returns or elsewhere, take a position inconsistent with the allocations provided for in the Allocation deemed final under this Section 2.4. The Company and Masimo each shall be responsible for fifty percent (50%) of any fees, costs and expenses incurred in connection with the engagement of the Independent Accountant pursuant to this Section 2.4.
3.    Closing. The purchase and sale of the Assets shall be consummated at a closing (the “Closing”) to be held at the offices of Paul Hastings LLP, in Costa Mesa, California, at 10:00 a.m. Pacific time on March 9, 2012, or at such other time, date or place as Masimo and Spire may agree in writing (such date and time being herein referred to as the “Closing Date”).
4.    Representations and Warranties of the Company and the Transferring Subsidiary. As an inducement to Masimo to enter into this Agreement and to consummate the transactions contemplated herein, the Company and the Transferring Subsidiary hereby, jointly and severally, represent and warrant to Masimo, as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Letter, as follows:

4.1    Title to Assets. The Company or the Transferring Subsidiary has exclusive, good, valid and marketable title to the Assets free and clear of all Liens and encumbrances of any type. The Assets and the Excluded Assets constitute all of the assets and other property and rights used in, and necessary for operating, the Business. As of the Closing Date, the Assets will be adequate to conduct the Business as currently conducted, and as proposed to be conducted, by the Company and the Transferring Subsidiary.
4.2    Organization, Good Standing and Authority.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. The Transferring Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business as and to the extent now conducted makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. The Transferring Subsidiary is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business as and to the extent now conducted makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. Neither the Company nor the Transferring Subsidiary has carried on the Business or owned any assets related to the Business, in each case at any time after September 30, 2011, in any other jurisdiction. Each of the Company and the Transferring Subsidiary has full corporate or limited liability company power and authority to do and perform all acts and things to be done by it under this Agreement or the Collateral Agreements. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names Spire Corporation, Spire Semiconductor, LLC, Bandwidth Semiconductor, LLC and Methode Semiconductor LLC.
(b)    The Company is the sole member of the Transferring Subsidiary. There are no existing options, warrants, rights, calls or commitments of any character relating to the equity interests or assets of the Transferring Subsidiary. No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of the Transferring Subsidiary. The Transferring Subsidiary does not have any direct or indirect subsidiaries. Other than the Transferring Subsidiary and the Company, no Affiliate of the Company has any contracts, rights or other assets of any kind related to the Assets or the Business.
4.3    Execution and Delivery. The execution, delivery and performance by the Company and the Transferring Subsidiary of this Agreement and the documents, instruments and agreements executed and delivered pursuant to this Agreement (the “Collateral Agreements”), and the consummation by the Company and the Transferring Subsidiary of the transactions contemplated hereby and thereby, are within the Company’s and Transferring Subsidiary’s corporate and limited liability company power, respectively, and have been duly authorized by all necessary corporate and limited liability company action on the part of the Company and the Transferring Subsidiary, respectively. This Agreement and the Collateral Agreements have been duly executed and delivered by each of the Company and the Transferring Subsidiary and constitute legal, valid and binding agreements of the Company and the Transferring Subsidiary enforceable against the Company and the Transferring Subsidiary in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.
4.4    No Conflicts. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any Purchased Contract or other contract to which any of the Assets is bound or affected, (b) result in the violation of the provisions of the organizational documents of the Company or the Transferring Subsidiary or any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic (“Legal Requirement”), or (c) result in the creation or imposition of any Lien upon any Asset or any of the assets owned, used or controlled by the Company or the Transferring Subsidiary. Except for this Agreement, neither the Company nor the Transferring Subsidiary has any legal obligation, absolute or contingent, to sell the Business or the Assets, in whole or in part, or to enter into any agreement with respect thereto.
4.5    Corporate Records. Each of the Transferring Subsidiary and, as it relates to the Business, the Company, has, in accordance with good business practices, maintained substantially complete and accurate books and records, including financial records, which fairly represent its financial condition and substantially correct records of all its material proceedings.
4.6    Financial Statements. The following historical balance sheets and statements of operations, related to the Business have been delivered to Masimo (collectively, the “Financial Statements”): (a) the unaudited pro forma balance sheet of the Transferring Subsidiary as of December 31, 2010 and December 31, 2011, and (b) the unaudited pro forma statement of operations for the Business for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011. December 31, 2011 is referred to herein as the “Balance Sheet Date.” The Financial Statements (i) have been prepared in accordance with GAAP consistently applied as at the dates and during the periods covered thereby, except that the Financial Statements do not include the statements of cash flows, the statements of changes in stockholders equity or footnote disclosure consistent with financial statements prepared in accordance with GAAP (ii) present fairly, in all material respects, the financial position and results of operations for the Transferring Subsidiary as of the dates and for the periods specified therein, (iii) have been derived from and are in agreement with the books and accounting records and audited financial statements of the Company and represent only actual, bona fide transactions, and (iv) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

4.7    No Undisclosed Liabilities. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, has any material liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, has any outstanding funded indebtedness in the form of term loans, promissory notes, lines of credit or similar arrangements with any lender.
4.8    Absence of Certain Changes. Since the Balance Sheet Date, the Transferring Subsidiary and, in connection with the Business, the Company, have operated the Business in the ordinary course consistent with past practices (“Ordinary Course”), and there has been no Material Adverse Effect and no event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, condition, development or circumstance that, individually or in the aggregate, is, or would reasonable likely be, material and adverse to the Business, the Assets or the condition (financial or otherwise), assets, properties, profitability, prospects or operations of the Transferring Subsidiary.
4.9    Property; Encumbrances. Schedule 4.9 contains a true and complete list of all real or immoveable property leased by the Transferring Subsidiary or by the Company for use in connection with the Business (the “Real Property”). Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, owns any real property. Schedule 1(a)(ix) contains a true and complete list of all tangible personal property owned or held (a) by the Transferring Subsidiary, or (b) owned or held by the Company for use in connection with the Business, in either case pursuant to leases or licenses. The leases and licenses listed on Schedule 1(a)(ix) are in full force and effect without any default, waiver or indulgence thereunder by the Company or the Transferring Subsidiary or by any other party thereto. True and complete copies of all leases and licenses listed on Schedule 1(a)(ix) have been provided to Masimo. There is not, with respect to the Real Property leases listed on Schedule 4.9 (the “Real Property Leases”): (a) any default by the Company or the Transferring Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or the Transferring Subsidiary, which would permit the relevant lessor to terminate such Real Property Leases, or (b) to the Knowledge of the Company or the Transferring Subsidiary, any existing material default by any other party to such Real Property Leases, or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any other party to such Real Property Leases.
4.10    Condition of Assets. The tangible Assets are in good operating condition and repair, subject to ordinary wear and tear.
4.11    Condition of Real Property. The buildings, structures, systems and other improvements of any and every nature located on the Real Property and all fixtures attached or affixed to such Real Property or to any such buildings, structures, systems or other improvements are in reasonable operating condition, with ordinary wear and tear excepted. No condemnation proceeding is pending or, to the Knowledge of the Company or the Transferring Subsidiary, threatened, which would impair the occupancy, use or value of any of the Real Property. The

Company or the Transferring Subsidiary has the exclusive right to use and occupy the Real Property pursuant to the terms of the Real Property Leases. The Transferring Subsidiary’s present use, occupancy and operation of the Real Property and any improvements to such Real Property are in compliance in all material respects with all Legal Requirements. There exists no conflict or dispute between the Company or the Transferring Subsidiary and the lessor of such Real Property. Neither the Company nor the Transferring Subsidiary has received any written notice of any material non-recurring or special taxes or assessments with respect to such Real Property.
4.12    Subleases. Neither the Company nor the Transferring Subsidiary has subleased, assigned or transferred any of its respective rights with respect to the Real Property, nor has the Company or the Transferring Subsidiary entered into any agreement to do so.
4.13    Inventories; Furniture, Fixtures, and Equipment. The Inventory set forth or reflected in Schedule 1(a)(viii) constitutes all of the inventory of the Transferring Subsidiary and, as it relates to the Business, the Company, as of the Closing Date and such Inventory has not been sold, assigned, transferred or destroyed and continues to be owned by the Company or the Transferring Subsidiary as of the date hereof free and clear of any Liens. All such Inventory is of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course. All Inventory is recorded on the books of the Company and the Transferring Subsidiary at the lower of cost or market value on a first-in, first-out basis. All defective, obsolete or overstocked Inventories have been adequately reserved for in the Financial Statements in accordance with GAAP or written off. Schedule 1(a)(ix) lists all Furniture, Fixtures and Equipment as of the Closing Date.
4.14    Intellectual Property and Proprietary Rights.
(a)    Schedule 4.14(a) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, and grants of a license or right to the Company or the Transferring Subsidiary with respect to any of the foregoing, owned or claimed to be owned by the Company or the Transferring Subsidiary and used or proposed to be used by the Company or the Transferring Subsidiary in the conduct of the Business, whether or not registered, expired, pending, issued, abandoned, lapsed or unfiled. The Company or the Transferring Subsidiary owns and has the unrestricted right to use the Intellectual Property Rights and every trade secret, know how, process, discovery, development, design, tooling, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information required for or incident to the sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Transferring Subsidiary or, in connection with the Business, the Company (collectively, “Proprietary Information”), free and clear of any license, right, equity or claim of others. The Company and the Transferring Subsidiary have taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information. Neither the Company nor the Transferring Subsidiary has sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein or entered into any agreement to do the foregoing. Neither the Company nor the Transferring Subsidiary is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Proprietary Information.
(b)    No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to the Knowledge of the Company or the Transferring Subsidiary, threatened litigation or other adverse claim of infringement by any other Person, no claims have been asserted or, to the Knowledge of the Company or the Transferring Subsidiary, are threatened by any Person alleging that the conduct of the Business, including the use of the Intellectual Property Rights, owned by, licensed to or used by the Company or the Transferring Subsidiary, infringes upon any of such Person’s intellectual property rights. To the Knowledge of the Company or the Transferring Subsidiary, there are no valid grounds for any such bona fide claims by any such Persons alleging a conflict with or infringement of such Person’s intellectual property rights. Neither the Company nor the Transferring Subsidiary is aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property Rights owned by, licensed to or used by the Company or the Transferring Subsidiary. Neither the Company nor the Transferring Subsidiary is aware of any facts that would lead the Company or the Transferring Subsidiary to believe any other Person has infringed or otherwise misappropriated the Intellectual Property Rights or the Proprietary Information of the Company or the Transferring Subsidiary.
(c)    The transactions contemplated by this Agreement will not violate or breach the terms of any license of Intellectual Property Rights, or entitle any other party to any such license to terminate or modify it, or otherwise adversely affect the Company’s or the Transferring Subsidiary’s rights under it.
(d)    The Intellectual Property Rights owned by or licensed to the Company or the Transferring Subsidiary, or which the Company or the Transferring Subsidiary otherwise has the right to use, constitute all Intellectual Property Rights necessary for the conduct of the Business as presently conducted. Following the Closing, Masimo will be entitled to continue to use, practice and exercise rights in, all of the Intellectual Property Rights owned by, licensed to and used by the Company and the Transferring Subsidiary, to the same extent and in the same manner as prior to Closing without financial obligation to any Person.
(e)    Following the Closing, none of the Company, the Transferring Subsidiary or any of their Affiliates will retain or use any of the Intellectual Property Rights owned by, licensed to or used by the Company or the Transferring Subsidiary.
(f)    None of the Company’s or the Transferring Subsidiary’s owned Intellectual Property Rights have been developed with the assistance or use of any funding from third parties or third party agencies, including, but not limited to, funding from any Governmental Entity.
(g)    All current and former employees and consultants of the Company or the Transferring Subsidiary whose duties or responsibilities relate to the Business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of the Company or the Transferring Subsidiary in the form provided to Masimo. Each such Person has waived its non-assignable rights to any Intellectual Property Rights created by it on behalf of the Company or the Transferring Subsidiary.
4.15    Insurance. Schedule 4.15 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies, and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Business, the operations, premises, properties, assets, employees, agents, managers, members, officers and directors of the Transferring Subsidiary or, as it relates to the Business, the Company. The insurance policies, bonds and arrangements described on Schedule 4.15 (the “Policies”) are in full force and effect. No facts or circumstances exist that would cause the Company or the Transferring Subsidiary to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or the Transferring Subsidiary. Neither the Company nor the Transferring Subsidiary has received any written notice of pending or threatened cancellation of any Policy, and, to the Knowledge of the Company or the Transferring Subsidiary, no claim or coverage under any Policy is currently being disputed.
4.16    Guaranties. No employee has guaranteed any Indebtedness of the Transferring Subsidiary, or as it relates to the Business, the Company.
4.17    Judgments; Litigation. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority (“Governmental Entity”) against or with respect to the Assets, the Business or the Transferring Subsidiary, (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Knowledge of the Company or the Transferring Subsidiary, threatened, against or with respect to the Assets, the Business or the Transferring Subsidiary, or (c) fact or circumstance which the Company or the Transferring Subsidiary has recognized as reasonably likely to lead to the instigation of any Action relating to the Assets, the Business or the Transferring Subsidiary.
4.18    Government Payments. All returns, declarations, reports and statements relating to any Government Payments required to be filed in connection with the operation of the Business (“Government Returns”) are complete and correct in all material respects, are in compliance in all material respects with all Legal Requirements applicable thereto and have been properly and timely filed, other than any such Government Returns as to which an extension as to the time to file has been obtained. Neither the Company nor the Transferring Subsidiary has requested any extension of time within which to file any Government Return, which Government Return has not since been filed or for which the filing is not yet required to be made under a requested extension. All Government Payments required to be paid or withheld and deposited in connection with the operation of the Business have been duly and timely paid or deposited by the Company or the Transferring Subsidiary. The Transferring Subsidiary and, in connection with the Business, the Company, have properly withheld or collected all amounts required by law for Government Payments relating to their employees, creditors, independent contractors and other third parties, and for Government Payments on sales to customers, and have properly and timely remitted such amounts to the appropriate Governmental Entity. Neither the Transferring Subsidiary nor, as it relates to the Assets or the Business, the Company, has ever (a) had a tax deficiency proposed, asserted or assessed against it, (b) executed any waiver of any statute of limitations on the assessment or collection of any Government Payments, or (c) been delinquent in the payment of any Government Payments, within the last three (3) years. To the Knowledge of the Company or the Transferring Subsidiary, no Government Return has been audited or the subject of other Action by any Governmental Entity, nor are there any Liens upon the Assets in favor of any Governmental Entity other than Liens for taxes not yet due. Neither the Company nor the Transferring Subsidiary has received any notice nor is aware of any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Assets, the Business, the Transferring Subsidiary or, with respect to the Assets or the Business, the Company. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, is a party to a tax allocation or tax sharing agreement.
4.19    Employee Benefit Matters.
(a)    Neither the Company nor the Transferring Subsidiary has any employee benefit plans (each, a “Benefit Plan” and collectively, “Benefit Plans”), profit-sharing, deferred compensation, bonus, commission, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements maintained or contributed to or required to be contributed to by the Transferring Subsidiary or, in connection with the Business, the Company, for the benefit of its employees (or former employees) or their beneficiaries. Neither the Transferring Subsidiary nor, with respect to the Business, the Company, maintains, or contributes to, any Benefit Plans other than those set forth on Schedule 4.19.
(b)    Neither the Transferring Subsidiary nor, with respect to the Business, the Company, has an accumulated funding deficiency (as defined in Section 412 of the United States Internal Revenue Code of 1986, as amended).
4.20    Permits, Licenses, etc.
(a)    The Company and the Transferring Subsidiary possess, and are in compliance in all material respects with, all Permits and all other franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and as it has been used over the last three (3) years and (ii) conduct the Business as currently conducted and as it has been conducted over the last three (3) years. Schedule 1(a)(vi) contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to the Knowledge of the Company or the Transferring Subsidiary,

threatened with respect to the revocation, suspension or limitation of any Permit. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in Schedule 4.20(a), no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.
(b)    Schedule 4.20(b) contains a true and complete list of all Permits that restrict the present output of the Company or the Transferring Subsidiary, that limit the term of possession or operation of the Company or the Transferring Subsidiary or that pertain to environmental discharge. Neither the Company nor the Transferring Subsidiary has been notified, nor do they presently have reason to believe, that any of the Permits will not in the Ordinary Course be renewed upon its expiration. Neither the Company nor the Transferring Subsidiary is in breach of any terms or conditions, and neither Company nor the Transferring Subsidiary has received in writing or, to the Knowledge of the Company or the Transferring Subsidiary, otherwise, any claim or assertion that the Company or the Transferring Subsidiary has breached any of the terms or conditions of any Permit.
4.21    Regulatory Filings. The Company and the Transferring Subsidiary have made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operation of the Business. All such registrations, filings and submissions were in compliance in all material respects with all Legal Requirements and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company and the Transferring Subsidiary have delivered to Masimo copies of (a) all material reports of inspection observations, (b) all material establishment inspection reports, (c) all material warnings letters, and (d) any other material documents received by the Company or the Transferring Subsidiary from any Governmental Entity relating to the Business or the Assets that assert ongoing material lack of compliance with any laws by the Company or the Transferring Subsidiary.
4.22    Consents. Schedule 4.22(a) contains a true and complete list of all consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby or the Collateral Agreements that are necessary or advisable in connection with the Business or are required to be obtained or made by the Company or the Transferring Subsidiary. Except as set forth on Schedule 4.22(b), all such consents and filings have been obtained or made.
4.23    Purchased Contracts; No Defaults. Schedule 1(a)(iv) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or in case of oral ones, to the extent material, attributable or relating to the Business, the Assets or the Assumed Liabilities. True and complete copies of such written Purchased Contracts and complete summaries of such oral Purchased Contracts have been provided to Masimo.

Each Purchased Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable and in full force and effect in the form delivered to Masimo. None of the Company, the Transferring Subsidiary or, to the Knowledge of the Company or the Transferring Subsidiary, any other party, is in breach of or default under any Purchased Contract, and neither the Company nor the Transferring Subsidiary has received in writing or otherwise any claim or assertion that the Company or the Transferring Subsidiary is in material breach of or default under any Purchased Contract. No event has occurred or, based on facts presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Purchased Contract. The execution and delivery of this Agreement or the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any change or modification of any of the rights or obligations of any party under or violate or result in a breach or event of default under or result in termination of, any of the Purchased Contracts.
4.24    Employee Matters.
(a)    Schedule 4.24 contains a true and complete list of the current job title, number of years of service and total remuneration (including, without limitation, salary, commissions and bonuses) for each employee and independent contractor of the Transferring Subsidiary. Schedule 4.24 contains a true and complete list of all contracts or commitments pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, notices of termination, indemnities in lieu of notice, severance pay, change of control awards or benefits, use of the Company’s or the Transferring Subsidiary’s property and related matters of the Transferring Subsidiary or, as it relates to the Business, the Company, with any current or former partner, member, manager, officer, director, employee or consultant; and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Masimo. There are no contracts concerning the continued employment by the Company or the Transferring Subsidiary of any individual principally engaged in the conduct of the Business, other than agreements terminable upon not more than thirty (30) days notice, except for rights to receive reasonable notice under applicable Legal Requirements.
(b)    The Transferring Subsidiary is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, pay equity, wages and hours and occupational safety, and has not received notice of, and are not engaged in, any unfair labor practice.
(c)    There are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to the Knowledge of the Company or the Transferring Subsidiary, threatened against or relating to the Assets, the Business or the Transferring Subsidiary, its employees or employment practices, or the operation of the Business as it pertains to conditions of employment, nor are the Assets, the Business or the Transferring Subsidiary subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

(d)    No labor, collective bargaining, union or similar agreement is currently in existence or is being negotiated by the Transferring Subsidiary, and no union or labor organization has been certified or recognized as the representative of any employees of the Transferring Subsidiary or, to the Knowledge of the Company or the Transferring Subsidiary, is seeking such certification or recognition or is attempting to organize any of the employees of the Transferring Subsidiary.
(e)    Each employee of Transferring Subsidiary (each, a “Transferred Employee” and, collectively, the “Transferred Employees”) is listed on Schedule 4.24(e) and has resigned from the Transferring Subsidiary, or the employment of such Transferred Employee has been terminated by the Transferring Subsidiary, and the Transferring Subsidiary has paid all notice, indemnity in lieu of notice and severance obligations, if any, and all accrued vacation pay and salary in full in accordance with applicable contractual and Legal Requirements with respect to the Transferred Employees, whether pursuant to each such Transferred Employee’s resignation or termination.
4.25    Affiliations. No officer or employee of the Company or the Transferring Subsidiary has, directly or indirectly, (a) a beneficial interest in any contract or agreement to which the Transferring Subsidiary or, with respect to the Business, the Company, is a party or by which the Transferring Subsidiary, the Assets, the Business, or with respect to the Assets or the Business, the Company, are bound or affected other than the lease between the Company and SPI-Trust of the facility located in Hudson, New Hampshire, or (b) any claim against the Company, the Transferring Subsidiary, the Assets or the Business which could have a material adverse affect on the Business, the Assets or the Company’s or the Transferring Subsidiary’s title to or its right to use the Assets, or Masimo’s right to conduct the Business following the Closing. None of the Assets include any receivables from any officer or employee of the Company or the Transferring Subsidiary.
4.26    Principal Customers and Suppliers.
(a)    Schedule 4.26(a) contains a true and complete list of the names and addresses of the fifteen largest customers of the Business, as measured by the Business’ sales of goods or services during the two (2)-year period ended on December 31, 2011. In the last twelve (12) months, no such customer (i) has cancelled, suspended or otherwise terminated its relationship with the Company or the Transferring Subsidiary, (ii) has advised the Company or the Transferring Subsidiary of its intention to cancel, suspend or otherwise terminate its relationship with the Company or the Transferring Subsidiary, or to materially and adversely change the terms upon which it pays for goods or services from the Company or the Transferring Subsidiary, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with the Company or the Transferring Subsidiary, to suspend or terminate its reimbursement to the Company or the Transferring Subsidiary or to materially and adversely change the terms upon which it pays for goods or services from the Company or the Transferring Subsidiary as a result of the consummation of the transactions contemplated by this Agreement or otherwise. The Transferring Subsidiary and, with respect to the Business, the Company, have maintained and continue to maintain good relationships with their customers and there is no reason to believe that such relationships will deteriorate or suffer any adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements; provided that the Business continues to be conducted in substantially the same manner as heretofore conducted.
(b)    Schedule 4.26(b) contains a true and complete list of the ten largest suppliers of the Business as measured by the Business’ purchases of goods or services during the two (2)-year period ended on December 31, 2011. No such supplier (i) has cancelled, suspended or otherwise terminated such relationship with the Company or the Transferring Subsidiary, (ii) has advised the Company or the Transferring Subsidiary of its intention to cancel, suspend or otherwise terminate such relationship with the Company or the Transferring Subsidiary, to increase its pricing for goods and services supplied to the Business, to curtail its accommodations, sales or services to the Business or to materially and adversely change the terms upon which it sells products to the Company or the Transferring Subsidiary, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with the Company or the Transferring Subsidiary, to increase its pricing for goods and services supplied to the Business, to curtail its accommodations, sales or services to the Business or to materially and adversely change the terms upon which it sells products to the Company or the Transferring Subsidiary as a result of the consummation of the transactions contemplated by this Agreement or otherwise. To the Knowledge of the Company or the Transferring Subsidiary, there are no current restrictions or reasonably anticipated restrictions, on the supply of goods and services to the Business. At no time during the two (2) years prior to the Balance Sheet Date (x) have the sales or other business operations of the Transferring Subsidiary or, in connection with the Business, the Company, been materially and adversely affected by shortages or availability of goods or services necessary to sell the products presently sold by the Transferring Subsidiary or, in connection with the Business, the Company, or (y) have there been any defaults or failures to perform under any supply agreements or contracts or any disputes with any supplier listed on Schedule 4.26(b). The Transferring Subsidiary and, in connection with the Business, the Company, have maintained and continue to maintain good relationships with their suppliers and there is no reason to believe that such relationships will deteriorate or suffer any adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement; provided that the Business continues to be conducted in substantially the same manner as heretofore conducted.
4.27    Compliance with Law. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, is currently, in any material respect, in violation of, any Legal Requirement. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company, has, in the past thirty-six (36) months, in any material respect violated any Legal Requirement. Neither the Transferring Subsidiary nor, as its relates to the Business, the Company, has received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement. To the Knowledge of the Company or the Transferring Subsidiary, there are no facts that are reasonably likely to give rise to any material violation by the Transferring Subsidiary or, as it relates to the Business, the Company, of any Legal Requirement.

4.28    Product Liability and Product Warranty. Schedule 4.28 contains a copy of the Transferring Subsidiary’s standard terms and conditions for its customers. Neither the Company nor the Transferring Subsidiary has given or made any other written or, to the Knowledge of the Company or the Transferring Subsidiary, oral warranties to any Person with respect to any products sold or services performed by the Transferring Subsidiary or otherwise with respect to the Business or the Assets. Except for warranty obligations and returns in the Ordinary Course, there are no outstanding or, to the Knowledge of the Company or the Transferring Subsidiary, threatened warranty claims against the Transferring Subsidiary or, as it relates to the Business, the Company. In the past three (3) years, there have been no product recalls with respect to products sold by the Transferring Subsidiary or, in connection with the Business, sold by the Company. The Transferring Subsidiary has not received any product liability claim or suffered any product liability or product recalls which have had or may reasonably be expected to have a Material Adverse Effect.
4.29    Hazardous Materials. The Transferring Subsidiary and, as it relates to the Business, the Company, are in compliance in all material respects with, and neither the Company nor the Transferring Subsidiary has any liability under, any Legal Requirement relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste (“Environmental Laws”). There are no consent decrees, consent orders, judgments, judicial administrative orders, or Liens against the Company or the Transferring Subsidiary relating to Environmental Laws which regulate, obligate or bind the Assets, the Business or the Transferring Subsidiary. There are no existing or pending or, to the Knowledge of the Company or the Transferring Subsidiary, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and none of the Company, the Transferring Subsidiary or any of their respective officers, managers, members or directors has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against the Assets, the Business or the Transferring Subsidiary, or any Person or entity whose liability for any claims the Company or the Transferring Subsidiary has assumed or retained either contractually or by operation of law arising under Environmental Laws applicable to the Assets, the Business or the Transferring Subsidiary. There has been no storage or release by the Transferring Subsidiary of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by the Transferring Subsidiary or, as used in connection with the Business, the Company, nor any property formerly owned, operated or leased by the Transferring Subsidiary or, solely in connection with the Business, the Company, during the period of such ownership, operation or tenancy.
4.30    Import/Export Laws. The Company and the Transferring Subsidiary have complied in all material respects with all Legal Requirements relating to the import and export of products sold by the Transferring Subsidiary or otherwise in connection with the Business to and from the United States of America and each other country where a customer or supplier of the Business is located, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations. The Company and the Transferring Subsidiary possess, and are in compliance in all material respects with, all Permits necessary to import and export the Transferring Subsidiary’s products and any other products related to the Business to and from the United States of America and each other country where a customer or supplier of the Business is located.

4.31    Brokers’ Fees. No broker, finder or similar agent has been employed by or on behalf of the Company or the Transferring Subsidiary in connection with this Agreement or the transactions contemplated hereby, and neither the Company nor the Transferring Subsidiary has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
4.32    Certain Payments. None of the Company, the Transferring Subsidiary or, to the Knowledge of the Company or the Transferring Subsidiary, any other person or entity, directly or indirectly, has on behalf of or with respect to the Transferring Subsidiary or, with respect to the Business, the Company: (a) made, received, or offered to make or receive, any payments which was not legal to make, to receive, or to offer to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-referral or anti-kickback statutes; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.
4.33    Absence of Restrictions on Business Activity. There is no contract or agreement, or order from a Governmental Entity, binding upon the Transferring Subsidiary or, as it relates to the Business, the Company, or any of their properties, rights or assets which could reasonably be expected to prohibit or materially impair the Business or the Assets following the consummation of the transactions contemplated by this Agreement. Neither the Business nor the Assets are subject to any non-competition, non-solicitation, standstill or similar restriction, and neither the Company nor the Transferring Subsidiary has granted any exclusive rights of any kind related to the Business or the Assets.
4.34    Receivables. All Accounts Receivable (a) are valid, genuine and, to the Knowledge of the Company or the Transferring Subsidiary, collectible in a manner consistent with past practice, without resort to legal proceedings or collection agencies; (b) arise from sales actually made or services actually performed in the Ordinary Course; and (c) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. There are no disputes regarding the collectability of any such accounts receivable.
4.35    Manufacturing Matters. To the Knowledge of the Company or the Transferring Subsidiary, all products manufactured and sold by the Transferring Subsidiary were designed, manufactured and sold in material compliance with all applicable Legal Requirements. To the Knowledge of the Company or the Transferring Subsidiary, each product distributed, sold or leased, or serviced by the Transferring Subsidiary or, in connection with the Business, the Company, complied and complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.
4.36    Government Furnished Equipment. Neither the Transferring Subsidiary nor, in connection with the Business, the Company, has any equipment or fixtures loaned or bailed, or otherwise furnished to or held by the Transferring Subsidiary or the Company, by or on behalf of the United States or any foreign country.

4.37    Government Contracting.
(a)    There are (i) no outstanding material claims against the Transferring Subsidiary or, as it relates to the Business or the Assets, the Company, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Transferring Subsidiary or, as it relates to the Business or the Assets, the Company, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Transferring Subsidiary or, as it relates to the Business or the Assets, the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract. To the Knowledge of the Company or the Transferring Subsidiary, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence. For purposes of this Agreement, “Government Contract” means any Purchased Contract to which the Transferring Subsidiary or, as it relates to the Business or the Assets, the Company, on the one hand, and any Governmental Entity, on the other hand, is a party, and any Purchased Contract pursuant to which the Transferring Subsidiary or, as it relates to the Business, the Company, acts as a vendor or a subcontractor for a party having a contract with a Governmental Entity.
(b)    The Transferring Subsidiary and, as it relates to the Business, the Company, have submitted all required provisional bid labor and indirect rates through fiscal year 2011, and final indirect rates to the cognizant U.S. government administrative contracting officer through fiscal year 2011. All such submissions are consistent with all government regulations and cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations in Title 48 of the United States Code of Federal Regulations (the “Federal Acquisition Regulations”). No material unallowable costs were contained therein.
(c)    None of the Company, the Transferring Subsidiary or, to the Knowledge of the Company or the Transferring Subsidiary, any of its or their present employees, consultants or agents whose primary responsibility is the Business, is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.
(d)    No statement, representation or warranty made by Company or the Transferring Subsidiary in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(e)    Each of the Company and the Transferring Subsidiary, as it relates to Government Contracts, is in material compliance with all government accounting principles and governing regulations, including but not limited to, all laws relating to Government Contract recordkeeping. No unidentified unallowable costs exist on the books and records of the Transferring Subsidiary or, with respect to the Business, the Company.
(f)    Each of the Transferring Subsidiary and, as it relates to the Business, the Company, has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Audit Agency Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations, and there are no outstanding or unresolved matters with respect thereto.
(g)    (i) None of the Transferring Subsidiary’s or, as it relates to the Business, the Company’s, employees, consultants or agents are (or during the last five (5) years have been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to the Transferring Subsidiary or the Company; (ii) there is not pending any audit or investigation of the Transferring Subsidiary or, as it relates to the Business, the Company, or their officers, employees or representatives nor within the last five (5) years has there been any audit or investigation of the Transferring Subsidiary or, with respect to the Business, the Company, or their officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five (5) years, neither the Transferring Subsidiary nor, as it relates to the Business, the Company, has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Neither the Transferring Subsidiary nor, as it relates to the Business, the Company has had any irregularities, misstatements or omissions arising under or relating to any Government Contract that has led or is expected to lead, either before or after the Closing, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.
4.38    Fair Consideration; No Fraudulent Conveyance. Neither the Company nor the Transferring Subsidiary is now insolvent, and neither will be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement or the transactions contemplated hereby. Neither the Company nor the Transferring Subsidiary has any intention to file for bankruptcy, and, to the Knowledge of the Company or the Transferring Subsidiary, no insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company, the Transferring Subsidiary or any of the Assets or Assumed Liabilities are pending or threatened. Neither the Company nor the Transferring Subsidiary is entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder the Company’s or the Transferring Subsidiary’s creditors and the consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby will not have any such effect.

4.39    Disclosure. No information contained in any Schedule or other writing delivered pursuant to this Agreement or the Collateral Agreements, contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein not misleading.
5.    Representations and Warranties of Masimo. Masimo Subsidiary and Parent hereby represent and warrant to the Company and the Transferring Subsidiary as of the date hereof and as of the Closing Date, as follows:
5.1    Organization; Good Standing; Authority.
(a)    Masimo Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Masimo Subsidiary, and the performance of its obligations hereunder, have been duly and properly authorized by the directors of Masimo Subsidiary, and no other corporate action or approval by Masimo Subsidiary is necessary for the execution, delivery or performance of this Agreement.
(b)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the performance of its obligations hereunder, have been duly and properly authorized by the directors of Parent, and no other corporate action or approval by Parent is necessary for the execution, delivery or performance of this Agreement.
5.2    Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Parent and Masimo Subsidiary of this Agreement and the Collateral Agreements have been duly and lawfully obtained, and each of Parent and Masimo Subsidiary has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement and the Collateral Agreements. This Agreement and the Collateral Agreements have been duly authorized by all necessary action on the part of Masimo Subsidiary and Parent, have been duly executed and delivered by each of Masimo Subsidiary and Parent and constitute the legal, valid and binding agreement of Masimo Subsidiary and Parent enforceable against Masimo Subsidiary and Parent in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally.
5.3    No Conflicts. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Masimo Subsidiary or Parent is a party or by which Masimo Subsidiary or Parent is bound or affected or to which any of the property or assets of Masimo Subsidiary or Parent are bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Masimo Subsidiary or Parent or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Masimo Subsidiary or Parent.
5.4    Consents. Any consents, authorizations, approvals, filings, notices and registrations necessary for the execution and delivery of this Agreement and the Collateral Agreements by Parent or Masimo Subsidiary or the payment of the Purchase Price by Masimo, have been obtained or made.
5.5    Litigation. There are no Actions pending against or judgments, orders, decrees, awards, stipulations or injunctions of any Governmental Entity binding upon Parent or Masimo Subsidiary that could reasonably be expected to prevent them from consummating this Agreement or the transactions contemplated hereby.
5.6    Broker’s Fees. No broker, finder or similar agent has been employed by or on behalf of Parent or Masimo Subsidiary in connection with this Agreement or the transactions contemplated hereby, and neither Parent nor Masimo Subsidiary has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
5.7    Financing. Parent has sufficient funds available to purchase the Assets.
6.    [RESERVED].
7.    Covenants.
7.1    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements for it to consummate and make effective the transactions contemplated by this Agreement, including without limitation the execution and delivery of certificates, agreements and other documents as such party may reasonably request.
(b)    If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

7.2    Expenses. Each party will bear the costs of its agents, attorneys, accountants, investment bankers, travel, lodging and entertainment and associated expenses, except as provided in this Agreement. Any such costs of the Company and the Transferring Subsidiary arising from or relating to the preparation, negotiation and execution of this Agreement shall be deemed to be costs of the Company.
7.3    No Public Announcements. Prior to and after the Closing, no party nor any of their respective Affiliates shall, without the express written approval of the other parties, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that a party is obligated to do so by applicable Legal Requirements, in which case the disclosing party shall advise the other parties prior to issuing any such press release, and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that (i) the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, (ii) the Company’s current report on Form 8-K to report the execution of this Agreement and the consummation of the transactions contemplated hereby shall be provided to Masimo at least twenty-four (24) hours in advance of filing with the Securities and Exchange Commission (the “SEC”), and the Company shall consider, but shall not be obligated to accept, Masimo’s comments, if any, thereto, (iii) no public disclosure regarding this Agreement, the Closing or the transactions contemplated hereby shall be made by Masimo or Spire prior to March 12, 2012; and (iv) the parties’ other disclosures made in current or periodic reports filed with the SEC regarding the Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby shall not be subject to prior consultation with, or approval of, the other parties.
7.4    Notices of Certain Events.
(a)    Each party shall promptly (and in no event more than three (3) business days after such party becomes aware) notify the other parties of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Collateral Agreement, and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement or any Collateral Agreement; and
(b)    Each party shall promptly (and in no event more than three (3) business days after such party becomes aware) notify the other parties of such party’s material breach of any obligation, representation, warranty or covenant under this Agreement or any Collateral Agreement, or any fact that would cause any representation or other fact contained in this Agreement or any Collateral Agreement to be materially inaccurate or materially misleading.
7.5    Post-Closing Operations. For a period of twelve (12) months following the Closing Date, neither the Company nor the Transferring Subsidiary shall wind up their affairs or dissolve or liquidate their corporate or limited liability company existence. Notwithstanding the foregoing, the Company or the Transferring Subsidiary may be acquired by or merged with another entity without violating this Section 7.5.

7.6    Bulk Sales. The Company and the Transferring Subsidiary agree to defend, indemnify and hold harmless Masimo from and against any and all claims by any Person arising out of or due to the failure of the parties to comply with such bulk sales laws, including, without limitation, claims against all or any part of the Assets.
7.7    Novation of Government Contracts.
(a)    Following the Closing, the Company and the Transferring Subsidiary will, in consultation with Masimo, and in accordance with, and to the extent required by, the Federal Acquisition Regulations, 48 CFR §42.1204, or applicable Legal Requirements, promptly submit in writing to each of the Company’s and the Transferring Subsidiary’s Responsible Contracting Officers (as such term is defined in Federal Acquisition Regulations Part 42) for the Government Contracts a request of a Governmental Entity, to (i) recognize Masimo Subsidiary as the successor in interest to all of the Government Contracts, and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations and in form and substance reasonably satisfactory to Masimo and Spire, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of the Company’s or the Transferring Subsidiary’s, as applicable, right, title and interest in and to, and all of the Company’s or the Transferring Subsidiary’s, as applicable, obligations and liabilities under, such Government Contracts shall be validly conveyed, transferred and assigned and novated to Masimo Subsidiary by all parties thereto. Masimo and Spire will each use commercially reasonable efforts to (1) promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to such Government Contracts, including responding to requests for information by the applicable Governmental Entity with regard to such Novation Agreement, and (2) provide all reasonable information and take all other actions reasonably necessary to obtain, execute and consummate such Novation Agreement (subject to confidential treatment with respect to any information provided to the extent reasonably requested by the party providing such information); provided that each of Masimo and Spire shall bear their own out-of-pocket costs associated with performing the obligations under this Section 7.7.
(b)    In the event that the applicable Governmental Entity declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulations, 48 CFR §42.1204, or applicable Legal Requirements recognizing the transfer of each applicable Government Contract to Masimo Subsidiary, or until such time as the applicable Governmental Entity recognizes such transfer by entering into a Novation Agreement with respect thereto, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment of such Government Contract.
(c)    From the Closing Date until such time as the applicable Governmental Entity recognizes the transfer of the rights and obligations under the applicable Government Contracts to Masimo Subsidiary, in accordance with, and to the extent required by, the Federal Acquisition Regulations, 48 CFR §42.1204, or applicable Legal Requirements, or the Government Contracts expire by their own terms, Spire and Masimo shall enter into and operate under the Subcontract Pending Novation, dated as of the Closing Date, between Masimo and Spire, substantially in the form of EXHIBIT B attached hereto (the “Subcontract Pending Novation”).
8.    Conditions Precedent to Closing.
8.1    Conditions of Parent and the Company. Notwithstanding any other provision of this Agreement, the respective obligations of Masimo and Spire to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Parent (with respect to itself and Masimo Subsidiary) and the Company (with respect to itself and the Transferring Subsidiary), in such party’s sole discretion:
(a)    There shall not be pending or threatened any Action before any Governmental Entity challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby;
(b)    Each party shall have received an Assignment and Assumption Agreement, substantially in the form of EXHIBIT C attached hereto (the “Assignment and Assumption Agreement”), duly executed by the parties thereto;
(c)    Each party shall have received the Escrow Agreement, duly executed by the parties thereto; and
(d)    Each party shall have received a transition services agreement governing services to be provided by Spire to Masimo following the Closing, substantially in the form of EXHIBIT D attached hereto, duly executed by the parties thereto.
8.2    Conditions of Masimo. Notwithstanding any other provision of this Agreement, the obligation of Masimo to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, each of which may be waived by Masimo in its sole discretion:
(a)    The representations and warranties of the Company and the Transferring Subsidiary contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and the Company and the Transferring Subsidiary shall have performed in all material respects the agreements and obligations necessary to be performed by each of them under this Agreement prior to the Closing Date;
(b)    Masimo shall have received from the Company and the Transferring Subsidiary a closing certificate signed by the Company’s Chief Executive Officer and the Transferring Subsidiary’s President, dated the Closing Date, certifying each of the matters set forth in Section 8.2(a);

(c)    Masimo shall have received evidence that the Company and the Transferring Subsidiary have received the consents, permits, authorizations, exemptions and approvals listed in Schedule 8.2(c);
(d)    Masimo shall have received a Bill of Sale, substantially in the form of EXHIBIT E attached hereto, duly executed by the Company and the Transferring Subsidiary;
(e)    Masimo shall have received an Assignment of Patents, substantially in the form of EXHIBIT F attached hereto, duly executed by the Company and the Transferring Subsidiary;
(f)    Masimo shall have received a Trademark License Agreement, substantially in the form of EXHIBIT G attached hereto, duly executed by the Company and the Transferring Subsidiary;
(g)    Masimo shall have received an Assignment of Copyrights, substantially in the form of EXHIBIT H attached hereto, duly executed by the Company and the Transferring Subsidiary;
(h)    Masimo shall have received from Greenberg Traurig, LLP, counsel for the Company and the Transferring Subsidiary, a written opinion dated the Closing Date and addressed to Masimo, substantially in the form of EXHIBIT I attached hereto;
(i)    Masimo shall have received the Subcontract Pending Novation, duly executed by the Company and the Transferring Subsidiary;
(j)    Masimo shall have received a lease agreement for the premises located at 25 Sagamore Park Road, Hudson, New Hampshire, substantially in the form of EXHIBIT J attached hereto, duly executed by Roger G. Little, Trustee of SPI-Trust as landlord;
(k)    That certain Lease Agreement for the premises located at 25 Sagamore Park Road, Hudson, New Hampshire, dated September 1, 2008, by and between Roger G. Little, Trustee of SPI-Trust, as landlord, and Transferring Subsidiary shall have been terminated in its entirety, and Masimo shall have received evidence of such termination in a form reasonably satisfactory to Masimo;
(l)    Masimo shall have received a copy of each release executed by each employee listed on Schedule 4.24 with respect to the cessation of his or her employment with the Transferring Subsidiary, as applicable;
(m)    Masimo shall have received a certificate signed by Company’s Chief Executive Officer dated the Closing Date, providing as attachments: (i) copies of resolutions approved by the board of directors of the Company, certifying that the resolutions as attached to such certificate were duly adopted by the board of directors of the Company and that such resolutions remain in full force and effect, (ii) a true, correct and complete copy of the certificate of incorporation, and all amendments thereto, of the Company, which is in full force and effect as of the Closing Date, (iii) a true, correct and complete copy of the bylaws of the Company which are in full force and effect as of the Closing Date, and (iv) a true and correct copy of the good standing certificate of the Company issued by the Secretary of the Commonwealth of Massachusetts;
(n)    Masimo shall have received a certificate signed by the Transferring Subsidiary’s President dated the Closing Date, providing as attachments: (i) copies of resolutions approved by the Managers and sole member of the Transferring Subsidiary, certifying that the resolutions as attached to such certificate were duly adopted by the Managers and sole member of the Transferring Subsidiary and that such resolutions remain in full force and effect, (ii) a true, correct and complete copy of the certificate of formation, and all amendments thereto, of the Transferring Subsidiary, which is in full force and effect as of the Closing Date, (iii) a true, correct and complete copy of the limited liability company agreement of the Transferring Subsidiary which are in full force and effect as of the Closing Date, and (iv) a true and correct copy of good standing certificate of the Transferring Subsidiary issued by the Secretary of State of the State of Delaware; and
(o)    Masimo shall have received a form of press release to be issued after the Closing by the Company and the Transferring Subsidiary regarding the sale of the Assets to Masimo.
8.3    Conditions of Spire. Notwithstanding any other provision of this Agreement, the obligations of the Company and the Transferring Subsidiary to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived by the Company and the Transferring Subsidiary in their sole discretion:
(a)    The representations and warranties of Masimo contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and Masimo shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date;
(b)    The Company shall have received from Masimo a closing certificate dated the Closing Date certifying each of the matters set forth in Section 8.3(a);
(c)    The Company shall have received the Closing Payment, paid in accordance with Section 2.1(c);
(d)    The Company shall have received evidence of payment of the Escrow Funds to the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(e)    The Company shall have received a termination and release of its obligations under the lease agreement for the premises located at 25 Sagamore Park Road, Hudson, New Hampshire, the SPI-Trust as landlord, in form and substance reasonably acceptable to the Company.
9.    Amendment and Waiver.
9.1    Amendment. This Agreement may be amended at any time by a written instrument executed by Masimo and Spire. Any amendment effected pursuant to this Section 9.1 shall be binding upon all parties hereto.
9.2    Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, which such party may have against the other parties.
10.    Indemnification.
10.1    Survival Provisions. The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement and the Collateral Agreements shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto). Notwithstanding the foregoing, the representations and warranties in Sections 4 and 5 herein shall expire, and all claims for indemnification in connection therewith shall be asserted not later than, at the end of the Escrow Period; provided, however that (a) the representations and warranties contained in Section 4.14 (Intellectual Property and Proprietary Rights), Section 4.18 (Government Payments), Section 4.19 (Employee Benefit Matters), Section 4.27 (Compliance with Law), and Section 4.29 (Hazardous Materials) shall survive until fourteen (14) days after the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), at which time such representations and warranties shall expire, and (b) each of the representations and warranties contained in Section 4.1 (Title to Assets), 4.2 (Organization, Good Standing and Authority), 4.3 (Execution and Delivery), 4.31 (Brokers’ Fees), Section 4.32 (Certain Payments), Section 5.1 (Organization; Good Standing; Authority), Section 5.2 (Execution and Delivery), Section 5.3 (No Conflicts) and Section 5.5 (Brokers’ Fees) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Sections 4.1, 4.2, 4.3, 4.14, 4.18, 4.19, 4.27, 4.29, 4.31 and 4.32 are collectively referred to herein as the “Fundamental Representations.”
10.2    Indemnification.

(a)    The Company and the Transferring Subsidiary hereby, jointly and severally, covenant and agree to defend, indemnify and hold harmless Masimo and its employees, directors, members, managers, stockholders, agents and Affiliates (collectively, the “Masimo Indemnitees”) from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorney’s, accountants’ and experts’ fees (collectively, “Damages”) arising out of, or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Company or the Transferring Subsidiary in this Agreement or in the Collateral Agreements; (ii) the failure of the Company or the Transferring Subsidiary to perform or observe any covenant, agreement or condition to be performed or observed by the Company or the Transferring Subsidiary pursuant to this Agreement or any Collateral Agreement; and (iii) the Excluded Assets or the Excluded Liabilities. For purposes of this Section 10.2(a), the calculation of Damages (but not the determination of breach) shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect.”
(b)    Masimo hereby covenants and agrees to defend, indemnify and hold harmless the Company and the Transferring Subsidiary and their respective employees, directors, members, managers, stockholders, agents and Affiliates from and against any and all Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Masimo in this Agreement, in the Collateral Agreements; (ii) the failure of Masimo to perform or observe any covenant, agreement or condition to be performed or observed by Masimo pursuant to this Agreement or any Collateral Agreement; and (iii) any Assumed Liabilities.
10.3    Limitation of Indemnification. Notwithstanding Section 10.2, the Company and the Transferring Subsidiary shall not be liable for Damages under Section 10.2(a)(i) unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty exceeds $50,000; provided that if the total amount of such Damages exceeds such amount, then the Company and the Transferring Subsidiary shall be liable for all such Damages and not only those Damages that exceed such amount. The Company’s and the Transferring Subsidiary’s maximum liability (i) for all claims of indemnification under Section 10.2(a), other than for breaches of Fundamental Representations, shall not exceed $5,000,000 and (ii) for all claims of indemnification under Section 10.2(a) shall not exceed the Purchase Price less any amount paid pursuant to clause (i).
10.4    Notice and Determination of Claims.
(a)    A party seeking indemnification under Section 10.2 (the “Indemnified Party”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”). If indemnification is sought for a claim or liability asserted by a third party (a “Third Party Claim”), the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted; provided that no delay on the part of the Indemnified Party to provide such notice shall relieve or otherwise affect the obligation of the

Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby. Such notice shall in good faith summarize the bases for the claim for indemnification describing the Damages, the amount thereof, if known or quantifiable, and the method of computation of the Damages, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Damages shall have occurred.
(b)    Within fourteen (14) days after receiving notice (in the case of a claim other than a Third Party Claim), the Indemnifying Party shall give written notice to the Indemnified Party stating whether it in good faith disputes the claim for indemnification. The amount of indemnification to which an Indemnified Party shall be entitled under this Section 10 shall be determined (i) by the written agreement of the Indemnified Party and the Indemnifying Party, (ii) by a final judgment or decree of any court of competent jurisdiction, or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
10.5    Third Party Claims.
(a)    Within five (5) days after receiving notice of a Third Party Claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it in good faith disputes the claim for indemnification and whether it will seek to defend against any Third Party Claim at its own cost and expense; provided that, in the event the Indemnifying Party seeks to defend against such Third Party Claim, the Indemnifying Party must (i) use counsel satisfactory to the Indemnified Party; and (ii) within such five (5)-day period, provide evidence acceptable to the Indemnified Party that the Indemnifying Party has adequate financial resources to defend against the Third Party Claim and fulfill its obligations under this Section 10. If the Indemnifying Party fails to give timely notice that it will defend a Third Party Claim and provide evidence of adequate financial resources acceptable to the Indemnified Party within such five (5)-day period, it shall be deemed to have refused to defend such Third Party Claim.
(b)    If the Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with Section 10.5(a): (i) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Party for any Indemnified Party’s fees or expenses subsequently incurred in connection with the defense of the Third Party Claim other than reasonable costs of investigation; (ii) the election will conclusively establish for purposes of this Agreement that the claims made in that Indemnifiable Claim are within the scope of and entitled to indemnification; (iii) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation by the Indemnified Party of any Legal Requirement or any rights of any Person, (B) the Indemnified Party receives a full release of and from any other claims that may be made against the Indemnified Party and for which the Indemnifying Party may be liable for indemnification pursuant to this Section 10, by each Person bringing the Third Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iv) the Indemnifying Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.
(c)    If the Indemnifying Party does not assume the defense of a Third Party Claim in the manner and within the period provided in Section 10.5(a), or if the Indemnifying Party does not diligently conduct the defense of a Third Party Claim, the Indemnified Party may conduct the defense of the Third Party Claim at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by any determination resulting from such Third Party Claim or any compromise or settlement effected by the Indemnified Party.
(d)    Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Indemnifiable Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed).
(e)    Any Indemnified Party and any Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel. Both the Indemnified Party and the Indemnifying Party, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.
(f)    Each Indemnified Party and each Indemnifying Party shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Indemnified Party and each Indemnifying Party agrees that: (i) it shall use its reasonable best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any Person and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
(g)    Any claim under this Section 10 for any matter involving a Third Party Claim shall be indemnified, paid or reimbursed promptly. If the Indemnified Party shall for any reason assume the defense of a Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Party.
10.6    Procedures for Non-Third Party Claims and Escrow. Masimo’s claims for indemnification pursuant to this Section 10 shall be satisfied first from funds held in escrow pursuant to Section 2.1(c), and then, to the extent the funds held in escrow are insufficient to pay all such claims, directly by Spire, subject to the provisions of Section 10.3. The procedure for payments from escrow shall be governed by the Escrow Agreement. The procedure for making and paying claims for indemnification that arise after the expiration of the Escrow Period shall be governed by the same procedures for resolution set forth in the Escrow Agreement.
10.7    Exclusive Remedy. After the Closing, Section 10 shall provide the exclusive remedy for any breach of representation or warranty, covenant or other agreement or claim arising out of this Agreement or the transactions contemplated hereby, other than as set forth in Section 11.5, and with respect to claims for fraud, willful misrepresentation or willful breach.
10.8    Diminution of Value. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Damages shall not include any diminution of value.
11.    Covenants Not to Compete, Non-Solicitation and Confidentiality.
11.1    Covenant Not To Compete. Each of the Company and the Transferring Subsidiary covenants and agrees that none of the Company, the Transferring Subsidiary or any direct or indirect subsidiary of the Company or Transferring Subsidiary (whether now existing or formed after the date of this Agreement) (each, an “Other Subsidiary”) shall, for the account of the Company, Transferring Subsidiary or Other Subsidiary, or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, stockholder, participant, partner, promoter, director, officer, manager, member, employee, consultant, sales representative, or otherwise: (i) for a period beginning with the Closing Date and ending on the fifth anniversary of the Closing Date, engage or invest in, consult with, or own, control, manage, assist or otherwise participate in the ownership, control, or management of, or render services or advice to, or lend its name to or in connection with any business, activity or other function that competes with the Business, and (ii) for a period beginning with the Closing Date and ending on the fifth anniversary of the Closing Date, solicit or induce any individual employed by Masimo who was an employee of the Company or the Transferring Subsidiary immediately prior to the Closing to leave such employment (other than through standard publications in trade journals and other general forms of advertising) (collectively, the “Restrictions”). In addition, any entity that now or hereafter holds a majority of the outstanding voting interests of the Company, the Transferring Subsidiary or any Other Subsidiary, or that acquires after the Closing all or substantially all of the assets of the Company, the Transferring Subsidiary or any Other Subsidiary, shall be subject to the Restrictions if it hires one or more Transferred Employees. The Company and the Transferring Subsidiary each represent that it has operated the Business throughout the world and given the contacts established by the Company and the Transferring Subsidiary throughout the world, the scope of this provision is reasonable.
11.2    Confidential Information of the Business. From and after the Closing, the Company, the Transferring Subsidiary, their Affiliates, and their respective employees and agents shall hold and treat all technical, business and other information of or about the Business which derives value from not being generally known to the public (“Confidential Information”) in confidence, and shall not, without the prior written consent of Masimo, disclose or reveal any Confidential Information to any other Person. The Company and the Transferring Subsidiary each also agree that from and after the Closing, no Confidential Information will be used by the Company, the Transferring Subsidiary or their employees or agents. With respect to Confidential Information that does not constitute a trade secret under applicable law, the obligations of the Company and the Transferring Subsidiary in this Section 11.2 shall continue until the fifth anniversary of the Closing Date. With respect to Confidential Information that constitutes a trade secret under applicable law, the obligations of the Company and the Transferring Subsidiary in this Section 11.2 shall continue for as long as such Confidential Information continues to constitute a trade secret under applicable law. Notwithstanding any other provision herein, the obligations of the Company and the Transferring Subsidiary set forth in this Section 11.2 shall not apply to any information which is required to be disclosed by law or by subpoena, civil investigative demand or other legal process or by any request of any Governmental Entity.
11.3    Covenant not to Sue. Each of the Company and the Transferring Subsidiary covenants and agrees that, for a period of three (3) years following the Closing, none of the Selling Group Members, for the account of any Selling Group Member or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, stockholder, participant, partner, promoter, manager, member, consultant, sales representative, or otherwise, will sue Masimo or any successor or assign under any intellectual property rights for the use, practice, sale, or offering for sale, of any of the Assets or products made, used, sold or offered for sale using or incorporating any of the Assets.
11.4    Severability. In the event any of the covenants in this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, or over the maximum geographical area as to which it may be enforceable or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
11.5    Specific Performance. The Company and the Transferring Subsidiary acknowledge that a breach of the covenants contained in this Section 11 will cause irreparable damage to Masimo, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company and the Transferring Subsidiary agree that if either the Company or the Transferring Subsidiary breaches the covenants contained in this Section 11, in addition to any other remedy which may be available at law or in equity, Masimo shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.
12.    General Provisions.
12.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses:
(a)    If to Masimo Subsidiary or Parent, addressed to:
40 Parker
Irvine, CA 92618
Attention: Chief Executive Officer
Facsimile: (949) 297-7099
With an additional copy to:
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
Attention: Jeffrey T. Hartlin, Esq.
Facsimile: (650) 320-1904

(b)    If to the Company or the Transferring Subsidiary, addressed to:
Spire Corporation
One Patriots Park
Bedford, Massachusetts 01730
Attention: Chief Executive Officer and General Counsel
Facsimile: (781) 687-9774
With an additional copy to:
Greenberg Traurig, LLP
One International Place
Boston, Massachusetts 02110
Attention: Bradley A. Jacobson, Esq.
Facsimile: (617) 279-8402

12.2    Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.
12.3    Third Party Rights. Notwithstanding any other provision of this Agreement,

this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.
12.4    Entire Agreement. This Agreement, including the annexes, schedules and exhibits attached hereto and other documents referred to herein, and the confidentiality provisions of the separate nondisclosure agreement signed by the parties, contain the entire understanding of the parties hereto with respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter (including the letter of intent dated January 27, 2012). The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any annex, schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party.
12.5    Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, other than to its lenders, without the written consent of the other parties and any such purported assignment by any party without such consent shall be void. Notwithstanding the foregoing sentence, Masimo may, without obtaining the consent of any party hereto, assign all of the rights and remedies of Masimo with respect to the representations, warranties, covenants and indemnities of the Company and the Transferring Subsidiary under this Agreement to any current or prospective holder of Indebtedness of Masimo or any Affiliate of Masimo.
12.6    Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.
12.7    Recitals, Exhibits, Annexes and Schedules. The recitals, exhibits, schedules and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein. Any reference to a “Schedule” or “Schedules” in this Agreement includes those Schedules made a part of that certain Disclosure Letter from the Company and the Transferring Subsidiary to Masimo dated March 9, 2012, and delivered by the Company and the Transferring Subsidiary concurrently herewith (the “Disclosure Letter”).
12.8    Knowledge. The term “Knowledge of the Company or the Transferring Subsidiary” as used in this Agreement, means the actual knowledge, after reasonable inquiry, of any of (i) the current officers or managers of the Transferring Subsidiary or (ii) the current officers of the Company.
12.9    Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time-to-time in accordance with the terms thereof; (e) “hereunder,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section, subsection or other provision thereof; (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g) “or” is used in the inclusive sense of “and/or;” (h) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.10    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement:
(a)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the State of Delaware) in connection with any legal proceeding;
(b)    agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 12.1 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
(c)    agrees that, solely with respect to this Agreement, each state and federal court located in the County of New Castle, State of Delaware, shall be deemed to be a convenient forum;
(d)    agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim by either Spire or Masimo that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(e)    agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
12.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES OF THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
12.12    Attorneys’ Fees. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.
12.13    No Reliance. Neither the Company nor the Transferring Subsidiary has relied upon Masimo or its Affiliates, agents, members, officers or employees (collectively the “Other Parties”) for any advice concerning federal or state tax consequences to the Company or the Transferring Subsidiary resulting from the sale of the Assets or assumption of the Assumed Liabilities.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“Company”	“Parent”

SPIRE CORPORATION a Massachusetts corporation	MASIMO CORPORATION, a Delaware corporation

By: /s/ Roger G. Little Name: Roger G. Little Title: Chairman, Chief Executive Officer & President	By: /s/ Joe Kiani Name: Joe Kiani Title: Chief Executive Officer

“Transferring Subsidiary”	“Masimo Subsidiary”

SPIRE SEMICONDUCTOR, LLC, a Delaware limited liability company	MASIMO SEMICONDUCTOR, INC., a Delaware corporation

By: /s/ Roger G. Little Name: Roger G. Little Title: President	By: /s/ Mark P. de Raad Name: Mark P. de Raad Title: President

INDEX OF TERMS

Term	Section

Accounts Receivable	1(a)(iii)
Action	4.17
Affiliate	1(d)
Agreement	Introduction
Allocation	2.4
Assets	1(a)
Assignment and Assumption Agreement	8.1(b)
Assumed Liabilities	1(c)
Balance Sheet Date	4.6
Benefit Plan	4.19(a)
Business	Recitals
Closing	3
Closing Balance Sheet	2.1(d)
Closing Date	3
Closing Payment	2.1
Collateral Agreements	4.3
Company	Introduction
Confidential Information	11.2
Damages	10.2(a)
Disclosure Letter	12.7
Environmental Laws	4.29
Escrow Agent	2.1
Escrow Agreement	2.1
Escrow Fund	2.1
Escrow Period	2.1
Estimated Closing Balance Sheet	2.1(d)
Excess Liabilities	1
Excluded Assets	1(b)
Excluded Liabilities	1(d)
Federal Acquisition Regulations	4.37(b)
Financial Statements	4.6
Furniture, Fixtures and Equipment	1(a)(ix)
GAAP	1(d)
Government Contract	4.37(a)
Government Payments	1(d)
Government Returns	4.18
Governmental Entity	4.17
Indebtedness	1(d)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Intellectual Property Rights	1(a)(i)

Term	Section
Inventory	1(a)(viii)
Knowledge of the Company or the Transferring Subsidiary	12.8
Legal Requirement	4.4
Lien	1(d)
Masimo	Introduction
Masimo Indemnitees	10.2(a)
Masimo Subsidiary	Introduction
Material Adverse Effect	4.8
Novation Agreement	7.10(a)
Ordinary Course	4.8
Parent	Introduction
Permits	1(a)(vi)
Person	1(d)
Policies	4.15
Preliminary Balance Sheet	2.1(b)
Preliminary Excess Liabilities	2.1(b)
Preliminary Purchase Price	2.1(b)
Preliminary Retained Assets	2.1(b)
Preliminary Straddle-Period Expenses	2.1(b)
Proprietary Information	4.14(a)
Purchase Price	2.1(a)(iv)
Purchased Contracts	1(a)(iv)
Real Property	4.9
Real Property Leases	4.9
Retained Assets	2.1(a)(i)
SEC	7.3
Spire	Introduction
Straddle-Period Expenses	2.1(e)
Subcontract Pending Novation	7.7(c)
Third Party Claim	10.4(a)
Transferred Employees	4.24(e)
Transferring Subsidiary	Introduction